Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

VERSUS SYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(f)(1)	3,431,650	$1.785	$6,125,495.25	0.0001476	$904.12
Total Offering Amounts					$6,125,495.25		$904.12
Total Fees Previously Paid							$754.57
Total Fee Offsets							—
Net Fee Due							$149.55

(1)	Based upon the number of shares of common stock, par value $0.0001 of Versus Systems Inc., a corporation to be formed in Delaware (“Versus Delaware”), expected to be issued to the existing shareholders of Versus Systems Inc., a British Columbia corporation (“Versus British Columbia”), on a one-for-one basis upon completion of the Continuance described in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in this registration statement based on 2,506,015 common shares of Versus British Columbia issued and outstanding as of April 2, 2024 and including (i) the maximum number of shares of Common Stock of Versus Delaware that following the Continuance will underlie incentive stock options granted by Versus British Columbia prior to the Continuance (28,990 shares) and (ii) the maximum number of shares of Common Stock of Versus Delaware that following the Continuance will underlie common share purchase warrants issued by Versus British Columbia prior to the Continuance (896,645 shares), each as described in the Proxy Statement/Prospectus.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (f) under the Securities Act, based upon a market value of $1.785 for each share of common stock of Versus Nevada, which is the average high and low sale price of the common shares of Versus British Columbia, as reported on the Nasdaq Capital Market on April 10, 2024.